Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of HCM Dividend Sector Plus Fund, HCM Tactical Growth Fund, HCM Income Plus Fund and HCM Dynamic Income Fund, each a separate series of the Northern Lights Fund Trust III, of our report dated August 29, 2024, relating to our audits of the financial statements and financial highlights, which appear in the June 30, 2024 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 25, 2024